AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
The Compensation Committee of the Board of Directors of Majesco Entertainment Company has recommended, and the Board of Directors has approved and adopted on July 31, 2008, this Amended and Restated Non-Employee Director Compensation Policy (the “Policy”).
Majesco Entertainment Company’s director compensation arrangements for its non-employee directors are as follows:
Cash Portion
Each director receives an annual cash retainer of $40,000.
The Chair of the Audit Committee receives an additional annual cash retainer of $10,000.
The Chairman of the Board receives an additional annual cash retainer of $50,000.
The cash retainer is paid in equal quarterly installments at the beginning of each fiscal quarter.
Equity Portion
In addition to the annual cash retainer, directors receive annual equity grants valued at the following amounts:
Audit Committee Chair: $60,000
Compensation Committee Chair: $60,000
Nominating and Governance Committee Chair: $50,000
Directors who do not serve as one of the Chairs listed above: $40,000
In addition to the above, the Chairman of the Board: $80,000
The equity grants are made pursuant to the 2004 Employee, Director and Consultant Incentive Plan (the “Plan”) and are a mix of 2/3 restricted stock and 1/3 options to purchase common stock.
In addition, on the date of appointment, the Chairman of the Board receives a one-time grant of 25,000 options pursuant to the Plan, having an exercise price equal to the fair market value as determined under the Plan on the date of grant. These options vest and become exercisable on the first anniversary of the date of grant.
Restricted Stock
The restricted stock is awarded quarterly on the third business day of each fiscal quarter with the number of shares determined by dividing the applicable dollar amount by the fair market value of our common stock on the quarterly grant date. The shares vest six months following the grant date.
Stock Options
Other than the one-time award upon appointment as the Chairman of the Board, stock options are awarded annually on August 3 with the number of shares determined based on the dollar amount using the Black Scholes formula. The stock options have an exercise price equal to fair market value as determined under the Plan on the date of grant. The options vest and become exercisable over two years, with half vesting on each of the first and second anniversaries of the grant date.
All equity awards granted to the Chairman will provide that the vesting of his equity will accelerate upon a change in control of the Company.
Expenses
     Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors, Committees thereof or in connection with other Board related business. In addition, the Company provides and pays the cost of medical insurance for the Chairman of the Board.
Amendments
     The Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.